Exhibit 23

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Allied Capital Corporation:

The audits referred to in our report dated March 9, 2006, with respect to the consolidated financial statements of Allied Capital Corporation included the related financial statement schedule as of and for the year ended December 31, 2005, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-45525, No. 333-13584, No. 333-88681 and No. 333-101849) on Form S-8 of Allied Capital Corporation of our reports dated March 9, 2006, with respect to the consolidated financial statements and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in Allied Capital Corporation's annual report on Form 10-K for the year ended December 31, 2005.

/s/ KPMG LLP

Washington, D.C. March 9, 2006